EXHIBIT 99.1

TRIMERICA (formerly Treaty) Energy Corporation

August 27, 2015 __:__ AM [PM]

NEW ORLEANS, August 27, 2015 /PRNewswire/ -- TRIMERICA Energy Corporation (formerly Treaty Energy Corporation) (TECO), a growth-oriented energy company in the oil and gas industry today filed a Form 8-K announcing its filing with FINRA relating to certain corporate actions. This is the first Press Release being filed since engaging in a Delaware Section 251(g) reorganization and changing its name in Delaware to Trimerica Energy Corporation (hereafter, the “Company”).

Consistent with the commitment of Company’s new management to be fully disclosive, the Board of Directors is pleased to advise our shareholders that the Company has today filed a Form 8-K with regard to the FINRA application to effect a name change to Trimerica, a proposed change in the current TECO trading symbol and an 11.5 to 1 one reverse split. Such 8-K can be accessed on the EDGAR service of the SEC at www.sec.gov. It is the Company’s understanding that FINRA will approve such corporate actions on or after September 9, 2015. Once the foregoing corporate actions are approved by FINRA, the Company will file in Delaware to reduce the number of shares authorized from 2.3 Billion common shares to 645,000,000 and the Company’s preferred shares to a maximum of 5,000,000, an aggregate 650MM shares.

Company Chairman, with regard to these changes, Chris Tesarski states: “The Board of Directors is stalwart in its resolve to send a definitive message through these various corporate actions, to our shareholders and the investment community that the Company is committed to a disciplined and concerted effort to move the company forward in a new and positive direction.”

ON BEHALF OF THE BOARD OF DIRECTORS

Contact:

TRIMERICA Energy Corporation (formerly Treaty Energy Corporation)

Investor Relations

david@pacificrenewablegroup.com

chris.tesarski@sandboxresourcesolutions.com

akramer@kramerllc.com

Tel: 504-524-6987

About TRIMERICA Energy Corporation (formerly Treaty Energy Corporation)

TRIMERICA, a developmental stage energy company, is engaged in the acquisition, development and production of oil and natural gas. TRIMERICA seeks to acquire and develop oil and gas leases which have "proven but undeveloped reserves" at the time of acquisition. These properties are not strategic to large exploration-oriented oil and gas companies. Management believes this strategy will allow TRIMERICA to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.

Forward-Looking Statements

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks. These risks will be (or are) detailed in the Company's filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. Actual results may differ materially from such forward-looking statements.